ITEM 77Q(a) ?
COPIES OF
ALL
MATERIAL
AMENDMENT
S TO THE
REGISTRANT?
S CHARTER
OR BY-LAWS





AMENDMENT
#9
TO THE BY-
LAWS
OF
CASH TRUST
SERIES, INC.
Effective June 1,
2013
      Insert the
following into
ARTICLE VI,
AGREEMENTS
, CHECKS,
DRAFTS,
ENDORSEME
NTS, ETC. and
renumber the
remaining
sections
accordingly:
	Section
2.
DELEGATION
OF
AUTHORITY
RELATING TO
DIVIDENDS.
The Directors
may delegate to
any Officer or
Agent of the
Corporation the
ability to
authorize the
payment of non-
stock dividends
and may
delegate to an
Officer or Agent
in accordance
with that general
authorization the
power to fix the
amount and
other terms of
the dividend
provided that
the Directors
established a
method or
procedure for
determining the
maximum
amount of the
distribution.

	The title
of ARTICLE VI
is deleted and
replaced as
follows:
?AGREEMENT
S, CERTAIN
DELEGATION,
CHECKS,
DRAFTS,
ENDORSEME
NTS, ETC.?




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